Exhibit 21.1
SUBSIDIARIES

Subsidiary Name	State/Jurisdiction of organization

Activant Solutions Inc.	Delaware

Triad Systems Financial Corporation	California

CCI/TRIAD Financial Holdings	California

Activant Solutions Acquisitionco Ltd.	Canada

Activant Solutions Canada Limited	Canada

Speedware Ltee/Ltd.	Canada

Triad Systems Corporation	Delaware

HM Coop LLC	Delaware

Internet Auto Parts, Inc.	Delaware

Speedware Holdings, Inc.	Delaware

Activant Solutions France SARL	France

Activant Solutions Ireland Limited	Ireland

Speedware USA Inc.	New York

Enterprise Computer Systems, Inc.	South Carolina

CCI/Triad Gem, Inc.	Texas

Prelude Systems, Inc.	Texas

Activant Solutions UK Limited	United Kingdom

Tridex Data Services Limited	United Kingdom

Tridex Leasing Limited	United Kingdom

Speedware Europe Limited	United Kingdom

Prophet 21, Inc.	Delaware

Prophet 21 Investment Corporation	Delaware

Prophet 21 Canada, Inc.	Delaware

Prophet 21 New Jersey, Inc.	New Jersey

Distributor Information Systems Corporation	Connecticut

Trade Service Systems, Inc.	Pennsylvania

Stanpak Systems, Inc.	Massachusetts

SDI Merger Corporation	Illinois